EXHIBIT 11
                                ----------

            PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
               FOR FISCAL YEAR ENDED DECEMBER 31, 1998

                  COMPUTATION OF EARNINGS PER SHARE


                                               Year Ended December 31,
                                         1998           1997            1996
BASIC EARNINGS PER SHARE
EARNINGS:
------------------------

Net income                           $10,045,000    $8,605,000    $7,651,000

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares
 outstanding                           5,744,943     5,209,737     5,156,685
                                       =========     =========     =========

      BASIC EARNINGS PER SHARE             $1.75         $1.65         $1.48
                                       =========     =========     =========


DILUTED EARNINGS PER SHARE
EARNINGS:
--------------------------

Net income                           $10,045,000    $8,605,000    $7,651,000

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares
 outstanding                           5,744,943     5,209,737     5,156,685
Net effect of the assumed
 exercise of stock options based
 on the treasury stock method            174,072       164,136        70,004
                                       ---------     ---------     ---------
      Total                            5,919,015     5,373,873     5,226,689
                                       =========     =========     =========

        DILUTED EARNINGS PER SHARE         $1.70         $1.60         $1.46
                                       =========     =========     =========